Exhibit 99.1

Cheniere Energy Receives FERC Authorization to Commence Construction on Sabine Pass LNG Receiving Terminal

    HOUSTON--(BUSINESS WIRE)--March 10, 2005--Cheniere Energy Inc. (AMEX:LNG) reports that its wholly-owned limited partnership, Sabine Pass LNG, L.P. (Sabine), has received regulatory clearance to commence construction of its 2.6 billion cubic feet per day liquefied natural gas receiving terminal in Cameron Parish, La. The authorization granted by the Federal Energy Regulatory Commission (FERC) is pursuant to and in accordance with the FERC's Dec. 21, 2004 Order Granting Authority under Section 3 of the Natural Gas Act and Issuing Certificates.
    Under Sabine's EPC agreement with Bechtel Corporation announced in December of 2004, Sabine gave Bechtel Limited Notice to Proceed for off-site engineering and preparatory work which commenced earlier this year. With issuance of this FERC authorization, crews will now move on to the site to begin construction. The Sabine Pass LNG receiving terminal is anticipated to commence operations in 2008.
    Cheniere Energy Inc. is a Houston-based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is developing 100% owned Gulf Coast LNG Receiving Terminals near Sabine Pass in Cameron Parish, La.; near Corpus Christi, Texas; and near the Creole Trail in Cameron Parish, La. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG Receiving Terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy Inc. may be found on its Web site at www.Cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy Inc., Houston
             Investor Relations
             Suzanne McLeod, 713-265-0208
             Info@Cheniere.com